EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces Fourth Quarter and Full Year 2020 Results
•Record annual net income attributable to the Partnership of $66.2 million
•Declared quarterly distribution of $0.4714 per unit; 26th consecutive quarterly distribution to our unitholders
HOUSTON--(BUSINESS WIRE)--Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership of $66.2 million, or $1.88 per limited partner unit, for full year 2020, an increase of $5.2 million compared to full year 2019. In connection with Hurricane Laura, which struck Lake Charles, Louisiana in August 2020, and Hurricane Delta, which struck the same area in October 2020, Westlake Chemical OpCo LP ("OpCo") declared force majeure events with respect to its Petro 1 and Petro 2 facilities located in Lake Charles under OpCo's ethylene sales agreement with Westlake Chemical Corporation ("Westlake Chemical"). As a result of this event, Westlake Chemical was obligated to pay OpCo the fixed margin and certain other costs associated with ethylene that OpCo would have produced but could not as a result of the events ("Force Majeure Amounts"). Net income in the third quarter and fourth quarter of 2020 included Force Majeure Amounts of $41.3 million and $28.3 million, respectively, related to the fixed margin and certain other costs to which OpCo is entitled for the ethylene that it would have sold to Westlake Chemical had the force majeure events not occurred.
Net income attributable to the Partnership in the fourth quarter of 2020 of $15.0 million decreased by $2.4 million compared to fourth quarter 2019 net income attributable to the Partnership of $17.4 million. The decrease in net income was a result from the impact from the hurricanes and associated force majeure events as well as lower third-party sales volumes and increased maintenance costs. Cash flows from operating activities in the fourth quarter of 2020 were $32.5 million, a decrease of $83.2 million compared to fourth quarter 2019 cash flows from operating activities of $115.7 million. This decrease in cash flows from operating activities was primarily due to the timing of the Force Majeure Amounts being accrued during 2020 and paid in January 2021. For the three months ended December 31, 2020, MLP distributable cash flow of $15.6 million decreased by $3.2 million from fourth quarter 2019 MLP distributable cash flow of $18.8 million. The decrease in MLP distributable cash flow was primarily attributable to the lower earnings at OpCo as well as higher maintenance costs and reserves for turnaround expense, partially offset by lower interest expense.
Fourth quarter 2020 net income attributable to the Partnership of $15.0 million decreased by $3.5 million from third quarter 2020 net income attributable to the Partnership of $18.5 million. The decrease in net income attributable to the Partnership was primarily due to the impact of the two hurricanes and associated force majeure events in Lake Charles. Fourth quarter 2020 cash flows from operating activities of $32.5 million decreased by $84.7 million compared to third quarter 2020 cash flows from operating activities of $117.2 million. The decrease in cash flows from operating activities was primarily due to the timing of the payment of the Force Majeure Amounts. Fourth quarter 2020 MLP distributable cash flow of $15.6 million decreased by $5.6 million compared to third quarter 2020 MLP distributable cash flow of $21.2 million. The decrease in MLP distributable cash flow was primarily due to the lower earnings at OpCo and higher maintenance costs.
Net income attributable to the Partnership of $66.2 million, or $1.88 per limited partner unit, for the full year 2020 increased by $5.2 million compared to full year 2019 net income attributable to the Partnership of $61.0 million. The increase in net income attributable to the Partnership was due to the impact of the force majeure events and associated provisions within the Ethylene Sales Agreement. Cash flows from operating activities for full year 2020 of $373.4 million decreased by $77.4 million compared to full year 2019 cash flows from operating activities of $450.8 million, primarily due to the timing of the payment of the Force Majeure Amounts. For full year 2020, MLP distributable cash flow of $72.0 million decreased by $1.2 million compared to full year 2019 MLP distributable cash flow of $73.2 million.
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"In spite of the unprecedented demand challenges that we faced in 2020 and the production outages resulting from the two hurricanes, the Partnership continued to deliver strong financial performance and distributions to unitholders. Our long-term Ethylene Sales Agreement with Westlake Chemical helps insulate us from ongoing market volatility and other events that could impact our operations. The nature of this agreement with our sponsor provides the ability to continue to deliver reliable earnings and cash flows, which enables us to deliver predictable and reliable distributions to our unitholders," said Albert Chao, President and Chief Executive Officer. "We are excited about the Partnership's future and continuing to deliver long-term value to our unitholders."
OpCo's Ethylene Sales Agreement with Westlake Chemical is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake Chemical for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
On January 25, 2021, the Partnership announced that the Board of Directors of Westlake Chemical Partners GP LLC had approved a quarterly distribution for the fourth quarter of 2020 of $0.4714 per unit to be payable on February 19, 2021 to unitholders of record as of February 4, 2021, representing the 26th consecutive quarterly distribution to our unitholders. MLP distributable cash flow provided trailing twelve-month coverage of 1.08x the declared distributions for the fourth quarter of 2020.
The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to future distributions, earnings and cash flow, insulation from ongoing market volatility and delivery of long-term value to unitholders are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, the COVID-19 pandemic and the response thereto; operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions and commitments of Westlake Chemical Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC in February 2020, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow and EBITDA. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. GAAP, but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. MLP distributable cash flow and EBITDA are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess our operating performance as compared to other publicly traded partnerships, our ability to incur and service debt and fund capital expenditures and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities. Reconciliations of MLP distributable cash flow to net income and to net cash provided by operating activities and of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.
Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.
Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' fourth quarter 2020 results will be held Tuesday, February 23, 2021 at 12:00 PM Eastern Time (11:00 AM Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 392 56 87.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Tuesday, March 2, 2021. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 392 56 87.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/vsdxow8m and the earnings release can be obtained via the Partnership web page at: http://investors.wlkpartners.com/CorporateProfile.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$228,223	$233,860	$888,245	$937,625
Net co-product, ethylene and other sales—third parties	17,429	38,938	78,425	154,246
Total net sales	245,652	272,798	966,670	1,091,871
Cost of sales	160,738	169,201	587,787	712,443
Gross profit	84,914	103,597	378,883	379,428
Selling, general and administrative expenses	7,305	7,844	25,895	29,278
Income from operations	77,609	95,753	352,988	350,150
Other income (expense)
Interest expense—Westlake	(2,337)	(4,187)	(12,038)	(19,623)
Other income, net	8	563	733	3,096
Income before income taxes	75,280	92,129	341,683	333,623
Provision for income taxes	156	219	564	728
Net income	75,124	91,910	341,119	332,895
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	60,099	74,539	274,952	271,914
Net income attributable to Westlake Partners	$15,025	$17,371	$66,167	$60,981

Net income per limited partner unit attributable to Westlake Partners (basic and diluted)
Common units	$0.43	$0.49	$1.88	$1.77

Distributions declared per unit	$0.4714	$0.4714	$1.8856	$1.8391

MLP distributable cash flow	$15,603	$18,752	$71,983	$73,181

Distribution declared
Limited partner units—public and privately held	$9,936	$9,934	$39,736	$38,746
Limited partner units—Westlake	6,657	6,657	26,629	25,972
Total distribution declared	$16,593	$16,591	$66,365	$64,718
EBITDA	$103,004	$123,254	$456,875	$460,566

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2020	December 31, 2019

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$17,154	$19,923
Receivable under the Investment Management Agreement— Westlake Chemical Corporation ("Westlake")	123,228	162,773
Accounts receivable, net—Westlake	108,028	42,847
Accounts receivable, net—third parties	11,029	9,914
Inventories	3,474	2,484
Prepaid expenses and other current assets	392	470
Total current assets	263,305	238,411
Property, plant and equipment, net	1,050,677	1,102,995
Other assets, net	42,506	52,050
Total assets	$1,356,488	$1,393,456

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$39,754	$38,849
Long-term debt payable to Westlake	399,674	399,674
Other liabilities	1,923	2,798
Total liabilities	441,351	441,321
Common unitholders—public and privately held	471,701	471,736
Common unitholder—Westlake	48,270	48,350
General partner—Westlake	(242,572)	(242,572)
Total Westlake Partners partners' capital	277,399	277,514
Noncontrolling interest in OpCo	637,738	674,621
Total equity	915,137	952,135
Total liabilities and equity	$1,356,488	$1,393,456

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WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2020	2019

	(In thousands of dollars)
Cash flows from operating activities
Net income	$341,119	$332,895
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103,154	107,320
Other balance sheet changes	(70,876)	10,592
Net cash provided by operating activities	373,397	450,807
Cash flows from investing activities
Additions to property, plant and equipment	(36,968)	(43,707)
Investments with Westlake under the Investment Management Agreement	(349,000)	(529,445)
Maturities of investments with Westlake under the Investment Management Agreement	388,000	515,445
Net cash provided by (used for) investing activities	2,032	(57,707)
Cash flows from financing activities
Net proceeds from common unit offering	—	62,661
Proceeds from debt payable to Westlake	—	123,511
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(311,835)	(315,564)
Quarterly distributions to unitholders	(66,363)	(62,084)
Repayment of debt payable to Westlake	—	(201,445)
Net cash used for financing activities	(378,198)	(392,921)
Net increase (decrease) in cash and cash equivalents	(2,769)	179
Cash and cash equivalents at beginning of the year	19,923	19,744
Cash and cash equivalents at end of the year	$17,154	$19,923

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2020	2019	2020	2019
	(In thousands of dollars)

Net cash provided by operating activities	$117,157	$32,521	$115,653	$373,397	$450,807
Changes in operating assets and liabilities and other	(25,309)	42,603	(23,743)	(32,278)	(117,912)
Net Income	91,848	75,124	91,910	341,119	332,895
Add:
Depreciation, amortization and disposition of property, plant and equipment	26,476	25,387	27,048	104,154	107,835
Mark-to-market adjustment loss (gain) on derivative contracts	1,572	(1,125)	(5,695)	(1,340)	1,301
Less:
Contribution to turnaround reserves	(9,890)	(10,240)	(3,961)	(39,937)	(15,630)
Maintenance capital expenditures	(6,509)	(11,485)	(11,327)	(37,343)	(39,940)
Distributable cash flow attributable to noncontrolling interest in OpCo	(82,309)	(62,058)	(79,223)	(294,670)	(313,280)
MLP distributable cash flow	$21,188	$15,603	$18,752	$71,983	$73,181

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF EBITDA TO NET INCOME AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2020	2019	2020	2019
	(In thousands of dollars)

Net cash provided by operating activities	$117,157	$32,521	$115,653	$373,397	$450,807
Changes in operating assets and liabilities and other	(25,309)	42,603	(23,743)	(32,278)	(117,912)
Net Income	91,848	75,124	91,910	341,119	332,895
Less:
Other income, net	17	8	563	733	3,096
Interest expense	(2,320)	(2,337)	(4,187)	(12,038)	(19,623)
Income tax benefit (provision)	15	(156)	(219)	(564)	(728)
Income from operations	94,136	77,609	95,753	352,988	350,150
Add:
Depreciation and amortization	25,923	25,387	26,938	103,154	107,320
Other income, net	17	8	563	733	3,096
EBITDA	$120,076	$103,004	$123,254	$456,875	$460,566